Exhibit 99.2 NEWS RELEASE

Contact:	Jack Eversull
The Eversull Group
972-378-7917
972-378-7981 (fax)

E-mail:	jack@theeversullgroup.com
Web Site:	www.atsi.net

ATSI Reports Record Revenues
- 37% Revenue Increase and 6th Consecutive Quarter of Net Earnings -

San Antonio, Texas – June 17, 2008– ATSI Communications, Inc. (OTCBB:ATSX) today announced financial results for the third fiscal quarter ended April 30, 2008, a 37% increase over the same period of the prior year.

In addition to record revenues, recent achievements and financial highlights for the 3rd quarter include:

-
37% year-over-year revenue growth from $8.1 million to $11.1 million driven by a 30% increase in VoIP carrier services traffic from approximately 112 million minutes of voice traffic during the quarter ended April 30, 2007 to approximately 145 million minutes of voice traffic during the quarter ended April 30, 2008.

-	Record gross profit of $787,000
-	Record cash flow from operations of $287,000
-	8th consecutive quarter of positive cash flow from operations
-	6th consecutive quarter of net positive earnings per share on total net income to common stockholders of $95,000
-	Removal of “going concern” opinion
-	Wells Fargo increased ATSI’s factoring line from $3 million to $5 million
-	Board of Directors approved a share buyback plan allowing the Company to purchase up to $1 million of ATSI's common stock
-	ATSI doubles Internet bandwidth capacity with XO Communications

Arthur L. Smith, Chief Executive Officer of ATSI Communications, stated, “We continue to perform as demonstrated by record revenues, record gross profit, record cash flow from operations and the removal of our going concern opinion. The removal of our going concern opinion is a direct result of our strong and consistent financial performance over the past 8 fiscal quarters and expected financial performance for the next 12 months.” Mr. Smith added, “We are fortunate to participate in a growing market that is currently estimated at 340 billion minutes of global voice traffic. We will not deviate from our objective of increasing ATSI’s market share of this lucrative global market for voice communications.”

Financial Results

Total revenues were $11.1 million compared to $8.1 million in the third quarter of 2007. This 37% year-over-year increase in revenues is primarily attributable to a 30% year-over-year increase in voice traffic. Gross profit was $787,000 during the quarter ended April 30, 2008, compared to $493,000 during the third quarter last year. Non-GAAP net income to common stockholders for the third fiscal quarter of 2008 was $287,000 compared to a non-GAAP net income to common stockholders of $227,000 in last year’s third fiscal quarter. The Company incurred $192,000 in net non-cash expenses during the quarter ended April 30, 2008 vs. $152,000 in net non-cash benefits during the quarter ended April 30, 2007. Non-cash benefits and or expenses incurred during the period include depreciation, amortization, interest, stock compensation and preferred dividends.

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principals, or GAAP, ATSI uses non-GAAP measures of operating income (loss), net income (loss) and income (loss) per share, which are adjustments from results based on GAAP to exclude non-cash expenses, including non-cash stock-based compensation in accordance with SFAS 123R. ATSI’s management believes the non-GAAP financial information provided in this release is useful to investors’ understanding and assessment of ATSI’s on-going core operations and prospects for the future. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP. Management uses both GAAP and non-GAAP information in evaluating and operating business internally and as such deemed it important to provide all this information to investors.

Net income before non-cash items is not a term defined by generally accepted accounting principles (GAAP) and may not be comparable to other similarly titled measurements used by other companies. Such non-GAAP measures should be considered in addition to, and not as a substitute for, performance measures calculated in accordance with GAAP. The accompanying table includes a detailed reconciliation of net loss reported in accordance with GAAP to net loss before non-cash items.

ATSI COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended April 30,
	2008	2007
OPERATING REVENUES:
Carrier services	$11,147	$8,113
Communication services	24	27
Total operating revenues	11,171	8,140

OPERATING EXPENSES:
Cost of services (exclusive of depreciation and amortization, shown below)	10,384	7,647
Selling, general and administrative expense (exclusive of legal and professional fees)	555	317
Legal and professional fees	86	84
Bad debt expense	(23)	29
Depreciation and amortization expense	42	24
Total operating expenses	11,044	8,101

OPERATING INCOME	127	39

OTHER INCOME (EXPENSE):
Debt forgiveness income	-	-
Interest income (expense)	(32)	(253)
Total other income (expense), net	(32)	(253)

NET INCOME (LOSS)	95	(214)

LESS: PREFERRED DIVIDEND	-	(7)
ADD: REVERSAL OF PREVIOUSLY RECORDED PREFERRED DIVIDEND	-	600

NET INCOME TO COMMON STOCKHOLDERS	$95	$379

BASIC INCOME PER SHARE:	$0.00	$0.01
DILUTED INCOME PER SHARE	$0.00	$0.01

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	39,186,590	37,005,780
DILUTED COMMON SHARES OUTSTANDING	38,778,587	39,842,780

NET INCOME TO COMMON STOCKHOLDERS, as reported:	$95	$379

EXCLUDING NON-CASH ITEMS:
ADD:
Non-cash issuance of common stock and warrants for services	56	83
Non-cash stock-based compensation, employees	85	52
Bad debt expense	(23)	29
Depreciation and amortization	42	24
Interest expense	32	253
MINUS:
Debt forgiveness income	-	-
Preferred dividend	-	593

NET INCOME TO COMMON STOCKHOLDERS EXCLUDING NON-CASH ITEMS:	$287	$227

About ATSI Communications, Inc.

ATSI Communications, Inc. operates through its wholly owned subsidiary, Digerati Networks, Inc. Digerati Networks is a premier global VoIP carrier serving rapidly expanding markets in Asia, Europe, the Middle East, and Latin America, with an emphasis on Mexico. Through Digerati’s partnerships with established foreign carriers and network operators, interconnection and service agreements, and a NextPoint powered VoIP network, ATSI believes it has clear advantages over its competition. ATSI also owns a minority interest of a subsidiary in Mexico, ATSI Comunicaciones, S.A. de C.V., which operates under a 30-year government issued telecommunications license.

The information in this news release includes certain forward-looking statements that are based upon management’s expectations and assumptions about certain risks and uncertainties that can affect future events. Although management believes these assumptions and expectations to be reasonable on the date of this news release, these risks and uncertainties may cause actual events to differ material from managements those contained in this news release. The risks and uncertainties include, but are not limited to, continuing as a going concern, availability and cost of our present vendors and suppliers, and absence of any change in government regulations or other costs associated with data transmission over the Internet or termination of transmissions in foreign countries.